UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 8, 2005
The Knot, Inc.
(Exact name of registrant as specified in its charter)
Delaware	0-28271	13-3895178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
462 Broadway, 6th Floor, New York, New York		10013
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(212) 219-8555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 8, 2005, the board of directors of The Knot, Inc. (the “Company”), acting pursuant to authority granted by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, appointed Randy Ronning as a Class I director to fill a vacancy existing on the board. As a Class I director, Mr. Ronning’s term of office will expire at the Company’s 2006 Annual Meeting of Stockholders. The Company previously announced that Mr. Ronning resigned from the board of directors on February 2, 2005. Mr. Ronning and the board have determined that it is in the best interests of the Company for him to rejoin the board.

The board also appointed Mr. Ronning to the board’s compensation committee as Chairman, and to the board’s audit committee, positions which he had previously held.

There is no arrangement or understanding between Mr. Ronning and other persons pursuant to which Mr. Ronning was selected as a director.

Mr. Ronning is the Executive Vice President of Affiliate Relations, iQVC, and New Business Development at QVC, Inc. On April 13, 1999, we sold 4,000,000 shares of our Series B preferred stock at a price of $3.75 per share to QVC. QVC paid an aggregate of $15.0 million for the shares of Series B preferred stock and received a warrant to purchase 1,700,000 shares of our common stock at an exercise price of $5.00 per share. The Series B preferred stock converted into common stock on a one-for-one basis and the warrant became exercisable upon our initial public offering in 1999. The warrant expired unexercised on December 2, 2001. QVC also purchased 25,590 shares of common stock in our initial public offering. The common stock owned by QVC (the “Stock) was assigned to Interactive Technology Holdings, LLC (“ITH”), an indirect subsidiary of QVC. Pursuant to a Nominee Agreement (the “Nominee Agreement”), dated as of July 1, 2001, between ITH and Mr. Ronning, all options and shares of common stock received by Mr. Ronning in his capacity as director of the Company are deemed held for the benefit of ITH. On January 31, 2005, in connection with the dissolution of ITH, the Stock was transferred to Comcast QIH, Inc., an indirect, wholly-owned subsidiary of Comcast Corporation, and the rights of ITH under the Nominee Agreement were assigned to QK Holdings, Inc., a direct, wholly-owned subsidiary of QVC. In 1999, we also entered into a services agreement with QVC, which we believe was on terms and conditions no less favorable to us than we could have obtained from unaffiliated third parties. Our services agreement with QVC expired in December 2003; however, pursuant to the agreement, we had the option to continue to operate under the services agreement for an additional l80 days. We discontinued the use of QVC’s services in May 2004. For the years ended December 31, 2004, 2003 and 2002, we purchased merchandise and incurred warehousing, fulfillment and distribution and billing costs under the agreement in the aggregate amounts of $33,000, $123,000 and $118,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE KNOT, INC.
(Registrant)

March 9, 2005	/s/ RICHARD E. SZEFC
Date	Richard E. Szefc Chief Financial Officer